COMPANY CONTACT:
Checkpoint Systems, Inc.
George Off
Chairman and CEO
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES MANAGEMENT CHANGES

Raymond Andrews Appointed Senior Vice President and Chief Financial Officer
Regina Hurff Promoted to Vice President - Treasurer

Thorofare, New Jersey, December 6, 2007 - Checkpoint Systems, Inc. (NYSE: CKP), a leading manufacturer and marketer of identification, tracking, security and merchandising solutions for the retail industry and its supply chain, today announced that its Board of Directors has appointed Raymond Andrews to the position of Senior Vice President and Chief Financial Officer effective immediately. In his new role as the Company’s Chief Financial Officer, Mr. Andrews succeeds Craig Burns who is leaving the Company, effective December 31, 2007, to pursue a new opportunity with Modular Space Corporation, based in Wayne, PA.

Mr. Andrews, age 54, brings extensive financial accounting and public company experience. Since August 2005, he has served as the Company’s Vice President, Chief Accounting Officer. Prior to joining Checkpoint Systems, Mr. Andrews served as Controller of INVISTA S.a’r.l., a subsidiary of Koch Industries, where he oversaw the company’s accounting operations in North and South America, Europe and Asia. Prior to the acquisition by Koch Industries, Mr. Andrews was Director of Accounting Operations of INVISTA Inc. From 1998 to 2002, Mr. Andrews served as Controller for DuPont Pharmaceuticals Company and then Bristol-Myers Squibb Pharma Company, a subsidiary of Bristol-Myers Squibb, when that company acquired DuPont Pharmaceuticals in 2001. Mr. Andrews is a Certified Public Accountant.

The Company also announced that the Board of Directors has appointed Regina Hurff, as Vice President - Treasurer effective immediately. Ms. Hurff has served as the Company’s Director of Treasury Operations since January 2007. Ms. Hurff has more than 20 years of experience in commercial banking and treasury operations, including 11 years with Checkpoint Systems. Ms. Hurff is a Certified Treasury Professional.

"We are pleased to have Ray and Gina appointed to key positions in Checkpoint’s finance organization and congratulate them on their well-deserved promotions,” said George Off, Chairman and CEO, Checkpoint Systems, Inc. “Ray’s strong financial management expertise and executive leadership capabilities make him an invaluable asset to Checkpoint. As Chief Accounting Officer, Ray has been responsible for our worldwide controller organization and SEC reporting. Ray has worked closely with Craig and our global management team to strengthen financial operations and controls around the world. Both Ray and Gina are very familiar with our business processes and systems, and we expect a smooth transition as they take on new responsibilities. We look forward to benefiting from Ray and Gina’s continued hard work and leadership moving forward. We thank Craig for his many contributions and dedication to Checkpoint Systems and wish him well on his future endeavors.”

Checkpoint Systems Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs 3,200 people worldwide. For more information, visit www.checkpointsystems.com.

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